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                                                                    EXHIBIT 99.1

                    NETWORK ASSOCIATES ACQUIRES PRETTY GOOD
                                 PRIVACY (PGP);

              NETWORK ASSOCIATES EXTENDS ENTERPRISE OFFERINGS WITH
                           LEADING SECURITY SOFTWARE

SANTA CLARA, Calif., Dec. 1/PRNewswire/--Network Associates, Inc. (Nasdaq: NETA, commencing Dec. 2), formerly McAfee Associates (Nasdaq: MCAF), announced today that it has signed a definitive agreement to acquire privately-held Pretty Good Privacy, Inc. (PGP). The PGP acquisition extends Network Associates' network security and management software products with the leading applied cryptographic security solutions for protecting corporate assets and enabling secure electronic communication.

According to an Ernst and Young study, top threats to network security include virus attack, sabotage from inside the firewall and sabotage from outside the firewall. The combination of PGP and Network Associates unites leaders in addressing these corporate security threats. Network Associates' McAfee anti-virus security software is used by over 25 million users and more than 80% of the Fortune 500. With more than four million users in 50 countries, PGP is the worldwide de facto standard for Internet email and file encryption.

"The synergy across our product lines is phenomenal," said Bill Larson, chairman and CEO of Network Associates. "We will now be able to provide an integrated software solution for securing both corporate networks and enterprise data."

"There is a pressing need for comprehensive, integrated security solutions," said Phil Dunkelberger, general manager of Network Associates' Total Network Security Division, (formerly president and CEO of PGP.) "The combination of resources and talent of the respective companies will provide customers with a premier enterprise-scale security solution."

Network Associates leads the way in providing large corporate customers with integrated network security and management suites. Network Associates' total Virus Defense Suite incorporates client, server and gateway protection against computer viruses, and is a leading offering in its class. The PGP encryption and management products, including the PGP Business Security Suite, will be the
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cornerstone for a complementary suite offered by Network Associates called the
Total Network Security Suite. By combining Network Associates' intrusion and virus detection products with Business Security Suite's desktop encryption software, and key server and policy management tools, the Total Network
Security Suite will address, in a single solution, the needs of network administrators and corporate security officers.

PGP has long been a pioneer in the security industry, contributing significantly to many of the principles that have driven the industry. Network Associates will continue to support the guiding principles that have made PGP a successful technology. These principles include a commitment to strong encryption and open standards. Network Associates will build on the progress made with the Internet Engineering Task Force, including RFC2015 and the Open PGP working group, to develop standards for security designed to unify industry practice.

The acquisition, which is expected to close on or about December 15, 1997, is subject to PGP stockholder approval and other customary closing conditions. Members of PGP's board of directors and management, and certain other major PGP stockholders have agreed separately with Network Associates to vote their PGP shares in favor of the acquisition. The aggregate consideration payable in the acquisition is approximately $36 million (payable at closing in cash and the assumption of certain liabilities) and warrants to acquire a specified number of shares of Network Associates common stock. The acquisition will be accounted for under the purchase method of accounting. In accordance with generally accepted accounting principle, Network Associates expects to incur a significant charge to earnings for the Dec. 31, 1997 quarter related to the purchase of in-process research and development.

With headquarters in Santa Clara, Calif., Network Associates, Inc., formerly McAfee Associates, is a leading supplier of enterprise network security and management solutions. Network Associates' product offering includes four individual software suites, Total Virus Defense, Total Network Security, Total Network Visibility and Total ServiceDesk, which can be centrally managed from within the Network Associates' NetTools unified management environment. For more information, Network Associates can be reached at 408-988-3832 or on the Web at http://www.networkassociate.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction and the risk that the proposed transaction will not be consummated. Important factors which could cause actual results to differ materially are described in Network Associates' reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.